UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 4, 2025

Fortive Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State of Other Jurisdiction of Incorporation)

001-37654	47-5654583
(Commission File Number)	(IRS Employer Identification No.)

6920 Seaway Blvd Everett, WA	98203
(Address of principal executive offices)	(Zip code)

(425) 446-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $.01 per share	FTV	New York Stock Exchange
3.700% Notes due 2026	FTV26A	New York Stock Exchange
3.700% Notes due 2029	FTV29	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 4, 2025, the Board of Directors of Fortive Corporation (the “Company”) appointed Mark D. Okerstrom as Senior Vice President and Chief Financial Officer of the Company, effective March 24, 2025 (the “Effective Date”). Mr. Okerstrom will succeed Charles E. McLaughlin, who will retire from his role as Senior Vice President and Chief Financial Officer of the Company on the Effective Date and will continue to serve in a non-executive officer role with the Company through December 31, 2025 to assist with the transition.

Mr. Okerstrom, age 52, has served as an external advisor at Bain & Company, a leading management consulting firm, since April 2024 and at Advent International, a leading global private equity investment firm, since November 2024. Prior to his time with Bain & Company and Advent International, Mr. Okerstrom served as President and Chief Operating Officer of Convoy, Inc., a digital freight network solutions provider, from August 2020 to October 2023. Prior to joining Convoy, Inc., Mr. Okerstrom served in various executive officer and director roles at Expedia Group, Inc., an online travel company, from 2006 to 2019, including as President, Chief Executive Officer and director from August 2017 to December 2019, Chief Financial Officer from September 2011 to August 2017, Chief Financial Officer and Executive Officer of Operations from August 2014 to August 2017 and Vice President then Senior Vice President of Corporate Development from October 2006 to September 2011.

There are no arrangements or understandings between Mr. Okerstrom and any other person pursuant to which he was appointed as an officer of the Company. Mr. Okerstrom has no interest in any transaction in which the Company is a participant that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Okerstrom and any other executive officer or director of the Company.

In connection with his employment, the Company and Mr. Okerstrom entered into an offer letter pursuant to which he will receive the following compensation:

•	Annual base salary of $800,000;

•	Eligibility to participate in the Company’s annual incentive plan with a target bonus of 125% base salary;

•

One-time sign-on cash award in the amount of $2.5 million, payable in two equal installments, with the first installment payable within 30 days of the Effective Date and the second installment payable on the next payroll date after the first anniversary of the Effective Date;

•

One-time sign-on equity award with a target value of $10.0 million to be granted in April 2025, with the award allocated as follows: 50% in the form of performance stock units (“PSUs”) with a three-year performance period and a one-year additional holding period; 25% in the form of stock options vesting 50% on each of the third and fourth anniversaries of the grant date; and 25% in the form of restricted stock units vesting 50% on each of the third and fourth anniversaries of the grant date (collectively, the “Equity Allocation and Vesting”);

•	Annual equity award with a target value of $6.0 million to be granted in April 2025, with the Equity Allocation and Vesting described above;

•	$10,000 annual cash stipend for financial services and counseling; and

•	Personal use of corporate aircraft with an annual compensation value of up to $50,000.

A portion of the one-time sign-on awards described above is intended as a make-whole payment for compensation from his previous position that Mr. Okerstrom may forfeit as a result of his appointment as Senior Vice President and Chief Financial Officer of the Company.

The foregoing description of the offer letter is qualified in its entirety by reference to the full text of the offer letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the first fiscal quarter of 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTIVE CORPORATION

By:	/s/ Daniel B. Kim
Name:	Daniel B. Kim
Title:	Vice President - Associate General Counsel and Secretary

Date: March 7, 2025